Radyne Corporation

Condensed Consolidated Balance Sheets

Unaudited

(in thousands, except share data)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$21,643	$16,928
Accounts receivable—trade, net of allowance for doubtful accounts of $500 and $804, respectively	18,203	20,337
Inventories	22,085	18,057
Deferred tax assets	2,836	3,010
Prepaid expenses and other assets	862	864

Total current assets	65,629	59,196
Goodwill	30,557	30,333
Intangibles	6,421	6,706
Property and equipment, net	4,014	4,098
Other assets	264	295

Total Assets	$106,885	$100,628

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,408	$5,054
Accrued expenses	7,610	9,045
Customer advance payments	2,955	2,319
Current portion of long-term debt	1,000	1,000
Income taxes payable	105	609

Total current liabilities	18,078	18,027
Long-term debt, less current portion	3,500	3,750
Deferred tax liability	625	752
Deferred rent	278	413
Accrued stock option compensation	6	46

Total liabilities	22,487	22,988

Stockholders’ equity:
Common stock; $.001 par value—authorized, 50,000,000 shares; issued and outstanding, 17,749,444 shares and 17,334,467 shares, respectively	18	17
Additional paid-in capital	67,544	63,171
Retained earnings	16,844	14,450
Other comprehensive income	(8)	2

Total stockholders’ equity	84,398	77,640

Total Liabilities and Stockholders’ Equity	$106,885	$100,628

Radyne Corporation

Condensed Consolidated Statement of Operations

Unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Net sales	$31,194	$13,709
Cost of sales	18,304	6,583

Gross profit	12,890	7,126

Operating expenses:
Selling, general and administrative	6,529	3,677
Research and development	2,724	1,498

Total operating expenses	9,253	5,175

Earnings from operations	3,637	1,951
Other (income) expense:
Interest expense	77	26
Interest and other income	(217)	(251)

Earnings before income taxes	3,777	2,176
Income tax expense	1,381	732

Net earnings	$2,396	$1,444

Earnings per share:
Basic	$0.14	$0.09

Diluted	$0.13	$0.08

Weighted average number of common shares outstanding:
Basic	17,557	16,473

Diluted	18,654	17,258

Radyne Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited

(in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$2,396	$1,444
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on disposal of property and equipment	(148)	(12)
Decrease in allowance for doubtful accounts	182	22
Deferred income taxes	48	598
Depreciation and amortization	894	235
Tax benefit from disqualifying dispositions	546	—
Amortization of stock compensation	563	—
Increase (decrease) in cash, excluding effects of acquisition, resulting from changes in:
Accounts receivable	1,952	1,124
Inventories	(4,028)	(508)
Prepaids and other assets	27	(302)
Accounts payable	1,131	233
Accrued expenses	(1,569)	(1,738)
Income taxes payable	(504)	(35)
Customer advance payments	635	496
Accrued stock bonus	(40)	—

Net cash provided by operating activities	2,085	1,557

Cash flows from investing activities:
Capital expenditures	(554)	(321)
Proceeds from sales of property and equipment	179	14

Net cash used in investing activities	(375)	(307)

Cash flows from financing activities:
Payment of notes payable	(250)	—
Exercise of stock options	2,484	340
Exercise of redeemable warrants	—	2,717
Tax benefit from disqualifying dispositions	781	69
Principal payments on capital lease obligations	—	(2)

Net cash provided by financing activities	3,015	3,124

Effects of exchange rate changes on cash and cash equivalents	(10)	—

Net increase in cash and cash equivalents	4,715	4,374
Cash and cash equivalents, beginning of year	16,928	39,300

Cash and cash equivalents, end of quarter	$21,643	$43,674

Supplemental disclosures of cash flow information:
Cash paid for interest	$77	$6

Cash paid for taxes	$510	$101